Exhibit 10.1(c)

Form 10-K for the Fiscal Year Ended February 1, 2009

SUMMARY OF FISCAL 2010 SALARY AND BONUS
FOR NAMED EXECUTIVE OFFICERS
Name and Principal Position	Fiscal 2010 Monthly Salary	Fiscal 2010 Base Bonus Percentage (1)
Paul B. Toms, Jr., Chairman, Chief Executive Officer and President	$25,777	0.75%
Alan D. Cole, President and Chief Executive Officer– Upholstery	25,000	(2)
E. Larry Ryder, Executive Vice President – Finance and Administration	22,880	0.65
Sekar Sundararajan, Executive Vice President – Operations	20,833	0.50
Michael P. Spece, Executive Vice President - Merchandising and Design	20,800	0.60

(1)
Each executive, other than Mr. Cole, will receive a bonus equal to (i) his base bonus percentage multiplied by the amount by which pre-tax income (excluding executive bonuses) exceeds a specified threshold (ii) adjusted by an individual performance factor determined by the Compensation Committee of the Board of Directors.  Mr. Toms’ and Mr. Ryder’s bonuses will be based on the Company’s consolidated pre-tax income.  Mr. Spece’s and Mr. Sundararajan’s bonuses will be based on the pre-tax income of the Company’s wood furniture division.  The potential individual performance adjustment is equal to plus or minus 25% of base bonus for Mr. Toms, and plus or minus 12.5% of base bonus for all other executive officers.

(2)
In accordance with his employment agreement with the Company, Mr. Cole’s bonus is determined by the Chief Executive Officer subject to prior approval by the Compensation Committee.  For fiscal year 2010, Mr. Cole’s base bonus will be the sum of (i) 3.5 % of the operating income generated by the Bradington-Young upholstered furniture division, (ii) 4.0 % of the operating income generated by the Sam Moore upholstered furniture division and (iii) 0.25% of the Company’s consolidated pre-tax income (excluding executive bonuses) above a specified threshold. Mr. Cole’s base bonus may be adjusted by an individual performance factor equal to plus or minus 12.5% of base bonus.